FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.  Name and Address of Reporting Person*

    Chaimowitz                   Ron
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    (Last)                     (First)                         (Middle)

           The Auctionchannel, Inc.
           1230 Avenue of the Americas, Suite 765
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                                    (Street)

    New York                     NY                                10020
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     (City)                   (State)                              (Zip)
_______________________________________________________________________________
2.  Date of Event Requiring Statement

                                November 4, 1999
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                                (Month/Day/Year)
_______________________________________________________________________________
3.  IRS or Social Security Number of Reporting Person
                                  (Voluntary)
_______________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

        Brilliant Digital Entertainment, Inc. (AMEX: "BDE")
_______________________________________________________________________________
5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [ ] Director                       [ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)

     Chief Executive Officer of The Auctionchannel, Inc.
_______________________________________________________________________________
6.  If Amendment, Date of Original
       (Month/Day/Year)
_______________________________________________________________________________
7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     [X] Form Filed by One Reporting Person
     [ ] Form Filed by More than one Reporting Person
_______________________________________________________________________________


           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                          2.                3.
                          Amount of         Ownership
                          Securities        Form: Direct         4.
1.                        Beneficially      (D) or               Nature of Indirect
Title of Security         Owned             Indirect (I)         Beneficial Ownership
(Instr. 4)                (Instr. 4)        (Instr. 5)           (Instr. 5)
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
Common Stock              5,000                  D
Common Stock              2,000                  I               By joint account with daughter
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

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                  (Over)
* If the form is filed by more than one reporting
  person, SEE Instruction 5(b)(v).                               SEC 1473(7-96)

FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                      2.                   3.
                      Date                 Title and Amount
                      Exercisable and      of Securities Underlying
                      Expiration Date      Derivative Security           4.                5.
                      (month/day/year)     (Instr. 4)                    Conversion        Ownership Form
Title of              ----------------     --------------------------    or Exercise       of Derivative      6.
Derivative            Date     Expira-                      Amount or    Price of          Security; Direct   Nature of Indirect
Security              Exer-    tion                         Number of    Derivative        (D) or Indirect    Beneficial Ownership
(Instr. 3)            cisable  Date        Title            Shares       Security          (I)(Instr. 5)      (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option                               Common
(right to buy)        (1)      10/26/09    Stock            250,000      $3.00              D
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The option vests and becomes exercisable as follows: 62,500 shares vest on each of January 1, 2001, 2002, 2003 and 2004.

     /S/ RONALD CHAIMOWITZ                                   11/8/99
--------------------------------------                    ---------------
**Signature of  Reporting Person                               Date

 **Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)